Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-132667

March 21, 2007

Prospectus Supplement No. 1

To Prospectus Dated June 14, 2006

of

LIBERTY STAR GOLD CORP.

Relating to

19,498,516 Shares of Common Stock of Liberty Star Gold Corp.

This prospectus supplement supplements our prospectus dated June 14, 2006, relating to the sale by certain selling stockholders of up to 19,498,516 shares of common stock of Liberty Star Gold Corp. held or issuable to the selling stockholders, as follows:

(a)	up to 1,970 shares of common stock that we issued to two (2) consultants of our company who were non-U.S. investors, in an offshore private placement of units that closed on May 20, 2005;

(b)	up to 984 shares of common stock, which may be issued upon the exercise of one-half common share purchase warrants issued in connection with the private placement on May 20, 2005;

(c)	up to 3,766,717 shares of common stock that we sold to 21 non-U.S. investors, in an offshore private placement that closed on March 22, 2005;

(d)	up to 1,883,358 shares of common stock, which may be issued upon the exercise of one-half common share purchase warrants issued in connection with the private placement on March 22, 2005;

(e)	up to 120,000 shares of common stock that we sold to three (3) accredited investors, in a private placement that closed on March 22, 2005;

(f)	up to 60,000 shares of common stock, which may be issued upon the exercise of one-half common share purchase warrants issued in connection with the private placement on March 22, 2005;

(g)	up to 1,600,000 shares of common stock that we sold to two (2) non-U.S. investors, in an offshore private placement that closed on June 8, 2004; and

(h)	up to 800,000 shares of common stock which may be issued upon the exercise of one-half common share purchase warrants issued in connection with the private placement on June 8, 2004.

(i)	up to 1,000,000 shares of common stock issued in a private placement on March 25, 2004.

(j)	up to 256,637 shares of common stock issued to Cornell Capital Partners, L.P. as a one time commitment fee under the Standby Equity Distribution Agreement on March 8, 2006.

(k)

up to 8,850 shares of common stock issued to Newbridge Securities Corporation as a placement agent fee under the Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. on March 8, 2006.

(l)	up to 10,000,000 shares of common stock to be issued under a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P.

You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

EXTENSION OF TERM OF WARRANTS

In our private placement on March 22, 2005, we issued 1,943,358 share purchase warrants to three accredited investors of units pursuant to exemptions from registration set out in Rule 506 of Regulation D under the Securities Act and twenty-one non-US persons in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933. As issued, each warrant was exercisable at an exercise price of $1.50 per share on or before March 22, 2007.

On March 21, 2007, we agreed to extend the term of the warrants from March 22, 2007 to March 22, 2010. All other terms of the warrants, including their price, remain the same.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

CW1123945.1